FOR IMMEDIATE RELEASE	ANALYST CONTACT:
Arthur G. Meyer
(937) 259-7208

DPL 2003 Earnings Climb to $1.28 up 75% from 2002

DAYTON, OHIO, February 10, 2004 – DPL Inc. (NYSE: DPL) today reported solid full-year 2003 earnings of $1.28 per share, up 75 percent from $0.73 per share a year ago. For the fourth quarter, DPL reported a loss of $0.10 per share, reflecting a one-time after-tax charge of $0.39 per share related to the previously announced settlement of shareholder litigation. Excluding the one-time charge, DPL had full-year 2003 earnings of $1.67 per share. The Company also announced that it has increased its earnings per share for the nine months ended September 30, 2003 from $1.34 per share to $1.38 per share as a result of year-end adjustments relating to increased investment income during the third quarter in 2003. Earnings per share amounts are before dilution.

“DPL’s full-year performance was driven by solid contributions from both the Company’s utility operations and the investment portfolio,” said Caroline E. Muhlenkamp, Group Vice President and Interim Chief Financial Officer. “Revenues from our core operations were $1,191 million, as strong plant availability drove increased production and higher wholesale revenues. Investment income for the full year rose to $76 million, reflecting contributions of $55 million from the financial asset portfolio and $21 million from the gain on the Company’s interest-rate hedges earlier in the year, compared with a loss of $105.7 million in 2002. In addition, the value of the Company’s financial asset portfolio increased by $80 million to $1,118 million in 2003, including $137 million of cash.”

“DPL continues to execute successfully against its plan to strengthen the Company’s balance sheet,” said Muhlenkamp. “We are firmly on track toward our goal of reducing DPL’s debt by $300 million in 2005, which is expected to generate interest savings of close to $20 million a year. Actions this year included taking advantage of favorable interest rates by refinancing $446 million of first mortgage bonds, putting in place a new $150 million revolving line of credit, securing a $150 million three-year term loan, and ending the year with no short-term borrowings outstanding and record liquidity of $478 million, consisting of $338 million of cash and $140 million of public securities,” said Muhlenkamp.

On the outlook for 2004, the Company said it will remain sharply focused on continuing to profitably operate its regulated business, on maintaining stable revenues, and on continuing to deliver reliable, high-quality service to its customers throughout West Central Ohio. Earnings from the energy business in 2004 are expected to be in the range of $1.10 to $1.20 per share, given the current economic outlook. In addition to the Company’s energy earnings, the financial asset portfolio, as it continues to mature, is expected to contribute both investment income and cash from returns of invested capital and realized gains on investments.

“2003 was a win-win year for both DPL customers and shareholders,” noted Muhlenkamp. “With the approval of our Transition Plan by the Public Utilities Commission of Ohio (PUCO), DPL customers will benefit from stable electric rates through at least 2008, and the Company from a steady revenue stream in years to come.”

Electric revenues increased to $1,181.0 million in 2003 compared with $1,173.5 million in 2002. Growth in electric revenues reflected higher wholesale revenues, which increased $34.8 million or 28% in 2003, as a result of available generation and 15% higher average market prices over the prior year. The increase in wholesale revenues was partially offset by decreases in retail revenues of $27.3 million or 3% in 2003, primarily from mild summer weather. Cooling degree-days were down 46% to 687 for 2003 compared to 1,272 in 2002.

Construction additions were $102 million and $166 million in 2003 and 2002, respectively, and are expected to approximate $93 million in 2004. Planned construction additions for 2004, which are expected to be internally funded, relate to DPL’s environmental compliance program, power plant equipment, and its transmission and distribution system.

Operation and maintenance expense increased $37.3 million or 23% in 2003 compared with 2002, primarily because of higher corporate costs, increased electric production expenses and increased electric transmission and distribution system costs. Corporate costs increased $24.0 million as a result of increased insurance premiums, benefit plan costs and increased uncollectible customer accounts expense. Electric production expense increased $7.6 million, primarily because of planned maintenance during scheduled outages, ash disposal and the expensing of cost of removal for retired assets as required by Statement of Financial Accounting No. 143 Accounting for Asset Retirement Obligations. Electric system costs increased $2.8 million, largely as a result of storm restoration, tree trimming and other maintenance activities.

Fuel costs increased $7.6 million or 3% in 2003 compared with 2002, primarily due to increased generation output. Purchased power costs increased $8.6 million or 11% in 2003 compared with 2002, as a result of higher market prices partially offset by the increased use of internal generation to support retail and wholesale sales.

Depreciation and amortization expense was $4.8 million or 4% higher in 2003 compared with 2002, as a result of a full year of depreciation on newly installed electric generation facilities, and the completion of environmental equipment at certain generation plants.

General taxes declined $2.8 million or 3% from a lower Ohio kWh excise tax related to customer usage and reduced franchise tax. This decrease was partially offset by higher property tax expense.

Amortization of regulatory assets increased $1.0 million in 2003 compared with 2002 reflecting the end of the regulatory transition cost recovery period on December 31, 2003.

About DPL

DPL Inc. is a diversified, regional energy company. DPL’s principal subsidiaries include The Dayton Power & Light Company (DP&L) and DPL Energy. DP&L provides electric services to over 500,000 retail customers in West Central Ohio. DPL Energy markets over 4,600 megawatts of generation capacity throughout the eastern United States. DPL Inc., through its subsidiaries, ranks among the top energy companies in generation efficiency and productivity. Further information on DPL Inc. can be found at www.dplinc.com.

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Matters presented which relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectation of the Company’s future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to many factors beyond DPL’s control.

Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

See attached tables

February 10, 2004

DPL Inc.
FINANCIAL DATA
(Unaudited)
(in millions, except per share amounts)

	Twelve Months Ended December 31,
	2003	2002
Earnings Per Share of Common Stock - Basic:	$1.28	$0.73
Earnings Per Share of Common Stock - Diluted:	$1.28	$0.72
Earnings	$152.9	$87.3
Average Number of Common Stocks Outstanding:
Basic	119.6	119.1
Diluted	119.7	121.9

	Nine Months Ended September 30,
	2003	2002
Earnings Per Share of Common Stock - Basic:	$1.38	$0.52
Earnings Per Share of Common Stock - Diluted:	$1.38	$0.50
Earnings	$164.7	$61.9
Average Number of Common Stocks Outstanding:
Basic	119.7	119.1
Diluted	119.7	122.9

	Three Months Ended December 31,
	2003	2002
Earnings Per Share of Common Stock - Basic:	$(0.10)	$0.21
Earnings Per Share of Common Stock - Diluted:	$(0.10)	$0.21
Earnings	$(11.8)	$25.4
Average Number of Common Stocks Outstanding:
Basic	119.5	119.0
Diluted	119.5	119.0

DPL Inc.
 CONSOLIDATED STATEMENT OF RESULTS OF OPERATIONS

	Three Months Ended December 31,		Nine Months Ended September 30,		Twelve Months Ended December 31,
$ in Millions Except Per Share Amounts	2003	2002	2003	2002	2003	2002
Electric revenues	$292.4	$282.2	$888.6	$891.3	$1,181.0	$1,173.5
Other revenues, net of fuel costs	2.2	2.5	7.8	10.4	10.0	12.9

	294.6	284.7	896.4	901.7	1,191.0	1,186.4

Operating Expenses
Fuel	61.3	54.1	173.3	172.9	234.6	227.0
Purchased power	16.1	11.8	71.8	67.5	87.9	79.3
Operation and maintenance	62.9	47.0	133.8	112.4	196.7	159.4
Depreciation and amortization	33.4	31.8	105.5	102.3	138.9	134.1
General taxes	26.1	29.0	82.9	82.8	109.0	111.8
Amortization of regulatory assets, net	13.8	11.7	35.3	36.4	49.1	48.1

Total operating expenses	213.6	185.4	602.6	574.3	816.2	759.7

Pre-Tax Operating Income	81.0	99.3	293.8	327.4	374.8	426.7
Investment Income (Loss)	27.5	(13.9)	48.5	(91.8)	76.0	(105.7)
Shareholder Litigation	(76.7)	--	--	--	(76.7)	--
Other Income (Deductions)	(3.3)	(3.2)	28.3	(0.8)	25.0	(4.0)

Total Income Before Interest and Other Charges	28.5	82.2	370.6	234.8	399.1	317.0

Interest and Other Charges
Interest expense	39.3	39.5	118.0	115.3	157.3	154.8
Trust preferred distributions by subsidiary	6.1	6.1	18.5	18.5	24.6	24.6

Total interest and other charges	45.4	45.6	136.5	133.8	181.9	179.4

Pre-Tax Income	(16.9)	36.6	234.1	101.0	217.2	137.6
Income taxes	(5.1)	11.2	86.4	39.1	81.3	50.3

Income Before Cumulative Effect of
Accounting Change	(11.8)	25.4	147.7	61.9	135.9	87.3
Cumulative effect of accounting change, net of tax	--	--	17.0	--	17.0	--

Net Income	$(11.8)	$25.4	$164.7	$61.9	$152.9	$87.3

Average Number of Common Shares
Outstanding (millions)
Basic	119.5	119.0	119.7	119.1	119.6	119.1
Diluted	119.5	119.0	119.7	122.9	119.7	121.9
Earnings Per Share - Basic
Income Before cumulative effect	$(0.10)	$0.21	$1.23	$0.52	$1.14	$0.73
Net Income	$(0.10)	$0.21	$1.38	$0.52	$1.28	$0.73
Earnings Per Share - Diluted
Income Before cumulative effect	$(0.10)	$0.21	$1.23	$0.50	$1.14	$0.72
Net Income	$(0.10)	$0.21	$1.38	$0.50	$1.28	$0.72
Dividends Paid Per Share	$0.235	$0.235	$0.705	$0.705	$0.94	$0.94
Book Value Per Share	$7.52	$6.87	$7.68	$6.59	$7.52	$6.87

These statements are unaudited.

DPL Inc.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Twelve Months Ended December 31,
$ in Millions	2003	2002
Operating Activities:
Net income	$152.9	$87.3
Adjustments:
Depreciation and amortization	138.9	134.1
Amortization of regulatory assets, net	49.1	48.1
Deferred income taxes	19.3	(51.9)
Captive insurance provision	(46.8)	(16.6)
Shareholder litigation settlement	66.6	--
Investment (income) loss	(47.5)	116.7
Income from interest rate hedges	(21.2)	--
Cumulative effect of accounting change, net of tax	(17.0)	--
Changes in working capital	49.1	(2.1)
Other	6.9	(1.8)

Net Cash Provided by Operating Activities	350.3	313.8
Investing Activities:
Capital expenditures	(120.9)	(171.6)
Settlement of interest rate hedges	51.4	--
Purchases of fixed income and equity securities	(164.0)	(223.0)
Sales of fixed income and equity securities	298.9	245.1

Net Cash Provided by (Used for) Investing Activities	65.4	(149.5)
Financing Activities:
Dividends paid on common stock	(112.1)	(111.8)
Issuance of preferred securities, net of issue costs	--	--
Retirement of long-term debt	(471.9)	(7.2)
Issuance of long-term debt, net of issue costs	465.1	--
Issuance of short-term debt, net	--	(12.0)
Purchase of treasury stock	--	--

Net Cash Provided by (Used for) Financing Activities	(118.9)	(131.0)
Cash and Temporary Cash Investments
Net change	296.8	33.3
Balance at beginning of period	40.8	7.5

Balance at end of period	$337.6	$40.8

Cash Paid During the Period for:
Interest and trust preferred distributions	$184.0	$172.9
Income taxes	$15.2	$104.0

These statements are unaudited.

DPL Inc.
CONSOLIDATED BALANCE SHEET

$ in Millions	December 31, 2003	December 31, 2002
Assets
Property	$4,420.8	$4,323.2
Accumulated depreciation and amortization	(1,846.9)	(1,820.5)

Net property	2,573.9	2,502.7
Current assets
Cash and temporary cash investments	337.6	40.8
Accounts receivable, less provision for uncollectible accounts of $6.8 and $11.1	175.2	169.4
Inventories, at average cost	52.1	56.1
Prepaid taxes	46.4	46.9
Other	33.2	66.2

Total current assets	644.5	379.4
Other assets
Financial assets	980.9	1,023.5
Income taxes recoverable through future revenues	43.3	34.6
Other regulatory assets	36.0	80.1
Other	111.0	135.9

Total other assets	1,171.2	1,274.1

Total Assets	$4,389.6	$4,156.2

Capitalization and Liabilities
Capitalization
Common shareholders' equity
Common stock	$1.3	$1.3
Other paid-in capital, net of treasury stock	--	--
Warrants	50.0	50.0
Common stock held by employee plans	(84.4)	(89.6)
Accumulated other comprehensive income	51.5	(11.2)
Earnings reinvested in the business	881.2	868.0

Total common shareholders' equity	899.6	818.5
Preferred stock	23.0	23.0
Company obligated mandatorily redeemable trust preferred
securities of subsidiary holding solely parent debentures	292.8	292.6
Long-term debt
First mortgage bonds	573.0	551.2
Other long-term obligations	1,081.7	1,591.1

Total shares subject to mandatory redemption and long-term debt	1,947.5	2,434.9

Total capitalization	2,870.1	3,276.4
Current Liabilities
Current portion - long-term debt	511.1	9.1
Accounts payable	91.0	100.3
Shareholder litigation	70.0	--
Accrued taxes	141.2	95.0
Accrued interest	42.0	51.1
Other	60.1	25.9

Total current liabilities	915.4	281.4
Deferred Credits and Other
Deferred taxes	349.0	287.3
Unamortized investment tax credit	52.2	55.1
Insurance and claims costs	26.0	114.3
Other	176.9	141.7
Total deferred credits and other	604.1	598.4

Total Capitalization and Liabilities	$4,389.6	$4,156.2

These statements are unaudited.

DPL Inc.
OPERATING STATISTICS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Electric Sales (millions of kWh):
Residential	1,220	1,278	5,071	5,302
Commercial	895	901	3,699	3,710
Industrial	1,049	1,056	4,330	4,472
Other Retail	367	348	1,409	1,405

Total Retail	3,531	3,583	14,509	14,889
Wholesale	1,436	1,109	4,836	4,358

Total	4,967	4,692	19,345	19,247
Electric Revenues (thousands of dollars):
Residential	107,046	111,353	442,238	463,197
Commercial	66,424	66,442	264,067	264,604
Industrial	54,054	53,929	221,960	227,960
Other Retail	24,766	23,342	93,478	93,316

Total Retail	252,290	255,066	1,021,743	1,049,077
Wholesale	40,154	27,194	159,250	124,468

Total	292,444	282,260	1,180,993	1,173,545
Other Statistics:
Average price per kWh - retail (cents)	7.05	7.04	6.95	6.96
Fuel cost per net kWh generated (cents)	1.32	1.21	1.33	1.34
Electric customers - end of period	506,396	504,762	506,396	504,762
Average kWh use per residential customer	2,708	2,850	11,276	11,841
Peak demand - maximum one-hour use (mw)	2,452	2,460	2,981	3,051
Degree Days
Heating	1,925	2,250	5,790	5,473
Cooling	7	33	687	1,272

Inquiries concerning this report should be directed to:

Arthur Meyer
Vice President and Corporate Secretary
Telephone (937) 259-7208

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of, or solicitation of any offer to buy, any securities.